UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SUPPORT.COM, INC.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE
VIEX GP, LLC
VIEX CAPITAL ADVISORS, LLC
ERIC SINGER
BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
BRADLEY L. RADOFF
RICHARD BLOOM
BRIAN J. KELLEY
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

VIEX Opportunities Fund, LP – Series One, together with the other participants named herein (collectively, “VIEX”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of VIEX’s slate of five highly qualified director nominees to the Board of Directors of Support.com, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 10, 2016, VIEX issued the following press release, which includes the full text of a letter issued to the Company’s stockholders:

VIEX ISSUES LETTER TO FELLOW SUPPORT.COM STOCKHOLDERS

Stresses need for Board Overhaul NOW

Urges Stockholders to Vote GOLD Proxy Card to Elect Richard Bloom, Brian J. Kelley, Bradley L. Radoff, Joshua E. Schechter and Eric Singer

NEW YORK, NY, June 10, 2016 – VIEX Capital Advisors, LLC, together with its affiliates and the other participants in its solicitation (collectively, “VIEX” or “we”), collectively the largest stockholder of Support.com, Inc. (“Support.com” or the “Company”) (NASDAQ:SPRT), with ownership of approximately 14.9% of the Company’s outstanding shares, announced today that it has issued a letter to Support.com stockholders. VIEX urges stockholders to vote the GOLD proxy card to elect its five highly qualified nominees at the Annual Meeting on June 24, 2016.

The full text of the letter follows:

June 10, 2016

Dear Fellow Support.com Stockholder:

DO NOT BE MISLED – THE PERSISTENT DESTRUCTION OF STOCKHOLDER VALUE AT SUPPORT.COM WARRANTS AN OVERHAUL OF THE BOARD

LEADERSHIP’S CURRENT STRATEGY HAS PROVEN UNTENABLE

VOTE THE GOLD PROXY CARD TODAY TO RECONSTITUTE SUPPORT.COM’S BOARD WITH DIRECT STOCKHOLDER REPRESENTATIVES COMMITTED TO SERVING YOUR BEST INTERESTS

VIEX Capital Advisors, LLC, together with its affiliates and the other participants in its solicitation (collectively, “VIEX” or “we”), collectively the largest stockholder of Support.com, Inc. (“Support.com” or the “Company”), with ownership of approximately 14.9% of the Company’s outstanding shares, is dedicated to maximizing value for all Support.com stockholders. At the Company’s upcoming Annual Meeting scheduled for June 24, 2016, you will have an important decision to make regarding the future of your investment in Support.com – to align yourself with the Company’s largest stockholder, which has a vested financial interest in maximizing value for the benefit of all Support.com stockholders, or stay the course with current leadership, which has yielded abysmal total shareholder returns over every relevant measurable period. The significant destruction of stockholder value that has persisted over the near and long term under the leadership of the incumbent Board of Directors (the “Board”), which now includes three recent additions who were unilaterally appointed without stockholder input, signals that the time for change is NOW.

THE BOARD MUST BE HELD ACCOUNTABLE FOR SUPPORT.COM’S HORRENDOUS SHARE PRICE PERFORMANCE.  The Company’s total shareholder returns have been negative over the past one, three, five and ten-year periods. Unsurprisingly, the Company’s Investor Presentationi includes no discussion of the significant destruction of stockholder value that has persisted under the current Board’s leadership (which now includes three recent additions who were unilaterally appointed without stockholder input). With the Board collectively owning less than 1% of the Company’s outstanding shares, the overwhelming majority of which were awarded rather than purchased in the open market, perhaps the Board is less concerned about addressing the Company’s abysmal returns that have persisted over the near and long term than stockholders who have invested their own capital in the Company. Support.com has significantly trailed the NASDAQ Composite Index and the NASDAQ Computer Index.

	Support.com	NASDAQ Composite Index	NASDAQ Computer Index
YTD	-22%	-1%	0%
1-year	-44%	-1%	1%
3-year	-83%	49%	61%
5-year	-82%	96%	102%
10-year	-79%	156%	221%

Source: Bloomberg, calculated as of June 3, 2016. Rounded to the nearest whole percent.

FAULTY STRATEGY AND FAILED EXECUTION.  The current leadership team would like stockholders to believe that the Company is on the cusp of a turnaround.  In reality, the Company, led by Chairman Jim Stephens and CEO Elizabeth Cholawsky, has failed to execute a go-to-market strategy for its cloud offering while incurring millions of dollars of losses. The market has already rejected this strategy as evidenced by the Company’s negative enterprise value and poor share price performance and we agree.  Support.com needs new leadership and a new look at its strategic options.

THE BOARD’S PLAN CALLS FOR MORE LOSSES. Without a Board overhaul, the Company appears committed to burn another $11.7 to $13.7 million in 2016 and another $3 to $7 million in 2017 based on a projected cash balance of $47 to $50 million.ii Although the Board is now projecting non-GAAP profitability for the full year 2018,iii given the significant destruction of stockholder value that has persisted over every relevant measurable period during the incumbents’ leadership, coupled with their inability to execute on initiatives in a manner that benefits stockholders, the Board’s projections carry little credence.

THE BOARD IS NOT ALIGNED WITH SHAREHOLDERS.  Despite being on the Board since October 2006, Chairman Stephens has purchased only a net total of 5,000 shares.iv Director Toni Portmann has not purchased a single share, nor have the three directors who were unilaterally added to the Board in March 2016. Further, since becoming CEO in May 2014, Dr. Cholawsky has purchased a total of only 20,000 shares, with half of such shares being purchased after our public involvement and criticism of the Board’s lack of alignment with stockholders.v How can the Board expect stockholders to have confidence in the current strategy when they themselves have shown no confidence in it?

COMPLETE BOARD OVERHAUL IS NEEDED NOW.  Chairman Stephens, CEO Cholawsky and Ms. Portmann must be held accountable for the destruction of shareholder value during their tenures.  The Board recently unilaterally replaced half of the incumbent directors without stockholder input.  Given the significant destruction of stockholder value that has persisted under the leadership of the Board, we believe that Chairman Stephens, CEO Cholawsky and Ms. Portmann (none of whom have any public company board experience outside of Support.com) lack the credibility to unilaterally identify and appoint new directors to the Board. We are concerned that the new directors, who have no economic interest in the Company, were hand-picked by the incumbents to maintain the status quo.

VIEX IS OFFERING STOCKHOLDERS A BETTER WAY FORWARD. VIEX has nominated a slate of five highly qualified individuals who are committed to realizing full value for all Support.com stockholders while taking immediate action to reduce further impairment to the Company. With a 14.9% collective ownership stake in the Company, our nominees’ interests are directly aligned with those of all stockholders and will bring the stockholders’ perspective that the Board is desperately lacking. Our nominees bring a well-rounded mix of operating, turnaround, capital allocation and corporate governance experience and have served on numerous public company boards.

It is up to us, Support.com’s stockholders, to take control of our Company and choose the best individuals to represent OUR interests. Stockholders must ask themselves who they trust more to maximize the value of their investment – (i) the incumbents with a minimal economic interest in the Company who are seeking to maintain the status quo that has resulted in significant value destruction over the near and long term or (ii) an independent stockholder group owning approximately 14.9% of the Company’s outstanding shares who refuse to standby idly as the value of stockholders’ investments further deteriorate? We believe the choice is clear and urge stockholders to vote the GOLD proxy card in support of a professional, experienced and stockholder friendly group that will bring a stockholder’s perspective to the boardroom. Vote the GOLD proxy card to elect Richard Bloom, Brian J. Kelley, Bradley L. Radoff, Joshua E. Schechter and Eric Singer to reconstitute the Board with direct stockholder representatives.

VOTE FOR CHANGE AND PROTECT YOUR INVESTMENT

PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Best Regards,

/s/ Eric Singer

Eric Singer
VIEX Capital Advisors, LLC

If you have any questions, or require assistance with your vote, please contact our proxy solicitor:

MORROW & CO., LLC Call Toll Free: (800) 662-5200 Call Direct: (203) 658-9400 Email: VIEX@morrowco.com

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

i Company Investor Presentation, filed June 8, 2016.
ii Based on information contained in the Company’s Q1 2016 Earnings Call and Annual and Quarterly Reports.
iii Company Q1 2016 Earnings Call.
iv Form 4 filings of Jim Stephens.
v Form 4 filings of Elizabeth Cholawsky.